Exhibit 10.4

CODIAK BIOSCIENCES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Amended and Restated as of December 15, 2021)

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Codiak BioSciences, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. This Policy applies to all non-employee directors of the Company (such directors, the “Eligible Directors”) of the Company (the “Board”). In furtherance of this purpose, except as otherwise provided in any written agreement between the Company and an Eligible Director, all Eligible Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board. No additional compensation shall be paid for attending individual Board meetings.

Additional Annual Retainer for Non-Executive Chair of the Board: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $15,000

Audit Committee member: $7,500

Compensation Committee Chairperson: $10,000

Compensation Committee member: $5,000

Nominating and Corporate Governance Committee Chairperson: $8,000

Nominating and Corporate Governance Committee member: $4,000

No additional compensation shall be paid for attending individual committee meetings. All cash retainers will be paid quarterly, in arrears, or upon the earlier of resignation or removal of the Eligible Director. Cash retainers owing to Eligible Directors shall be annualized, meaning that with respect to Eligible Directors who join the Board during the calendar year.

Equity Retainers

Initial Equity Grant: For each Eligible Director joining the Board, upon his or her initial appointment to the Board, each such Eligible Director shall receive a one-time equity grant of an option to purchase 20,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Such initial equity grant shall vest in equal quarterly installments during the twelve quarters following the grant date, subject to the Eligible Director’s continued service on the Board through each such date.

Annual Equity Grants: Immediately following each annual meeting of the Company’s stockholders, each continuing Eligible Director who has served as a director for the previous six months will receive an annual equity grant of (i) an option to purchase 7,500 shares of Common Stock and (ii) 1,500 restricted stock units. Such annual equity grant shall vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the Eligible Director’s continued service on the Board through such date. All of the foregoing option grants and restricted stock units will become immediately exercisable and vested, respectively, upon the Eligible Director’s death or upon a Sale Event (as defined in the Company’s 2020 Stock Option and Incentive Plan).

Any stock option granted to an Eligible Director pursuant to this Policy will be granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Any restricted stock unit granted to an Eligible Director pursuant to this Policy will be granted at a per share price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Eligible Directors in attending Board and committee meetings.